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Exhibit 10.6

FORM OF AMENDMENT TO SENIOR VICE PRESIDENT SEVERANCE AGREEMENT

        THIS AMENDMENT TO SEVERANCE AGREEMENT ("Amendment"), dated effective as of August     , 2007 (the "Effective Date"), is made by and between Forest Oil Corporation, a New York corporation (the "Company"), and                        ("Executive").

        WHEREAS, the Company and Executive have heretofore entered into that certain Severance Agreement dated                        ,            , as amended (the "Severance Agreement"); and

        WHEREAS, the Company and Executive desire to amend the Severance Agreement in certain respects;

        NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Executive hereby agree, effective as of the Effective Date, that the Severance Agreement shall be amended as hereafter provided:

        1.     Paragraph 1(c) of the Severance Agreement shall be deleted and the following shall be substituted therefor:

          "(c) "Change of Control" shall mean the occurrence of any one of the following events:

    (i)
    Any one person, or more than one person Acting as a Group (as hereinafter defined), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person, or more than one person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or group does not cause a Change of Control within the meaning of this Paragraph 1(c)(i); and provided, further, that an increase in the percentage of stock owned by any one person, or persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Paragraph 1(c)(i); and provided, further, that this Paragraph 1(c)(i) applies to cause a Change of Control only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction; and provided, further, that, if any person, or more than one person Acting as a Group, is considered to have met the control requirements of Paragraph 1(c)(ii) below, the acquisition of additional control by the same person or group will not cause a Change of Control within the meaning of this Paragraph 1(c)(i); or

    (ii)
    A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; provided, however, that, if any person, or more than one person Acting as a Group, is considered to have met the control requirements of this Paragraph 1(c)(ii), the acquisition of additional control by the same person or group will not cause a Change of Control within the meaning of this Paragraph 1(c)(ii); or

    (iii)
    Any one person, or more than one person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total "gross fair market value" equal to or more than 60% of the total "gross fair market value" of all the assets of the Company immediately before such acquisition or acquisitions; provided, however, that there is no Change of Control under this Paragraph 1(c)(iii) where there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in the following proviso; and, provided, further, that a transfer of assets by the Company shall not be treated as change in the ownership of such assets if the assets are transferred to (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a person, or more than one person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (3) of this proviso. For purposes of this Paragraph 1(c)(iii), "gross fair market value" means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

  For purposes of this Paragraph 1(c), (x) Section 318(a) of the Code applies to determine stock ownership, and (y) the term "Acting as a Group" means "acting as a group" within the meaning of Treasury Regulation section 1.409A-3(i)(5)(v)(B), (vi)(D), or (vii)(C), as applicable. The definition of Change of Control under this Paragraph 1(c) is intended to comply with applicable definitions and requirements of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation section 1.409A-3(i)(5) that correspond to the change of control events described above, and shall be interpreted consistently therewith."

        2.     The following new Paragraph 1(c)(1) shall be added immediately after Paragraph 1(c) of the Severance Agreement:

          "(c)(1) "Code" shall mean the Internal Revenue Code of 1986, as amended."

        3.     The following shall be added to the end of Paragraph 1(f) of the Severance Agreement:

  "For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a "separation from service" with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder."

        4.     Clause (iii) of Paragraph 3(b) of the Severance Agreement shall be deleted and the following shall be substituted therefor:

  "(iii) such coverage to Executive (or the receipt of equivalent benefits) shall be provided through an arrangement that satisfies the requirements of Sections 105 and 106 of the Code such that the benefits or reimbursements under such arrangement are not includible in Executive's income."

        5.     Clause (i) of Paragraph 3(d) of the Severance Agreement shall be deleted and the following shall be substituted therefor:

  "(i) a longer period than the original term of such option (but in no event after the 10th anniversary of the original date of grant of such option) or"

        6.     The following shall be added immediately after the word "due" in Paragraph 4 of the Severance Agreement:

  "(determined after giving effect to any delay in such payment required pursuant to Paragraph 6(i)(2) hereof)"

        7.     The following shall be added immediately after the first sentence of Paragraph 5(a) of the Severance Agreement:

  "The Gross-up Payment attributable to a particular Payment shall be made at the time such Payment is made; provided, however, that in no event shall the Gross-up Payment be made later than the end of Executive's taxable year next following Executive's taxable year in which Executive remits the related taxes."

        8.     The following shall be added to the end of Paragraph 6(b) of the Severance Agreement:

  "Any reimbursement of reasonable attorneys' fees and disbursements required under this Paragraph 6(b) shall be made not later than the close of Executive's taxable year following the taxable year in which Executive incurs the expense; provided, however, that, upon Executive's termination of employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of Executive's termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Executive for such fees and disbursements incurred after the later of (A) Executive's death or (B) the date that is 10 years after the date of Executive's termination of employment with the Company."

        9.     The heading of Paragraph 6(i) of the Severance Agreement shall be changed to "Release and Delayed Payment Restriction", the current text of Paragraph 6(i) of the Severance Agreement shall be redesignated as subparagraph (1) of Paragraph 6(i) and the following new subparagraph (2) shall be added to the end of Paragraph 6(i) of the Severance Agreement:

          "(2) The release described in Paragraph 6(i)(1) hereof must be effective and irrevocable within 55 days after the date of the termination of Executive's employment with the Company. Notwithstanding any provision in this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Executive would otherwise be entitled to during the first six months following the date of Executive's termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of Executive's termination of employment (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. If this Paragraph 6(i)(2) becomes applicable such that the payment of any amount is delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date such payment would have been made had this Paragraph 6(i)(2) not applied to the actual date of payment, at the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York on the date of Executive's termination of employment (or the first business day following such date if such termination does not occur on a business day) and shall be paid in a lump sum on the actual date of payment of the delayed payment amount. Executive hereby agrees to be bound by the Company's determination of its "specified employees" (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code."

        10.   This Amendment (a) shall supersede any prior agreement between the Company and Executive relating to the subject matter of this Amendment and (b) shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and all persons lawfully claiming under Executive.

        11.   As amended hereby, the Severance Agreement is specifically ratified and reaffirmed.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the            day of                        , 2007, effective as of the Effective Date.

FOREST OIL CORPORATION
By:
Name:
Title:
EXECUTIVE

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  Exhibit 10.6